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                                                                    EXHIBIT 99.2

      SOVEREIGN SPECIALTY CHEMICALS TO HOST SECOND QUARTER CONFERENCE CALL

CHICAGO, IL, July 25, 2002 -- Sovereign Specialty Chemicals, Inc. plans to release its second quarter results on August 7, 2002 and will host a conference call on August 8th at 10:00 a.m. (Chicago time) to discuss these results. Details for the conference call follow:
          Date:     Thursday, August 8, 2002
          Time:     10:00 a.m. CDT
          Dial-in:  (913) 981-5523, code 412586
          Replay:   (719) 457-0820, code 412586
                    The replay will be available until August 17th.

The Company indicated that its 2002 second quarter sales were approximately $95 million, up about 3.5 percent from the level reported in the comparable prior-year period. EBITDA for the 2002 second quarter is expected to be approximately 10 percent higher than the $11 million of EBITDA reported for the 2001 second quarter.

At June 30, 2002, Sovereign had $4.4 million of cash, $235.6 million of total debt and $22.5 million utilized under its revolving credit facility.

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2001, Sovereign's revenues were $357 million.

Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2001 and exhibit 99.1 to that report.